Exhibit 10.01

June 24, 2005

Mr. Alexander M. Lintner

Dear Alex:

On behalf of the Intuit team, it is with great pleasure that I extend to you this formal offer of employment, to join us in the position of Senior Vice President, Strategy and Corporate Development, in Mountain View, California, reporting directly to Steve Bennett. We have all been impressed and excited by your talents, energy and experience, and are excited about the prospect of you joining our team.

This offer will remain open until close of business on Thursday, June 30, 2005. The terms of the offer are set forth below:

START DATE
You and Steve Bennett will agree on your first day of employment with Intuit (your “Start Date”).

BASE COMPENSATION
For your services, you will be paid an annual base salary of $500,000, payable in bi-weekly installments and in accordance with Intuit’s standard payroll practices.

FIRST PAYCHECK BONUS
You will be paid a $280,000 bonus in your first Intuit paycheck. This bonus will be paid to you after deduction of required federal and state income and payroll tax withholding. In the event that you resign within twelve months prior to your first anniversary of employment with Intuit, you agree to repay a prorated portion of this bonus back to Intuit. To determine the amount to be repaid, Intuit will take $280,000 and reduce it by one-twelfth for every complete month of service after your Start Date.

ANNUAL PERFORMANCE BONUS
You will be eligible to participate in Intuit’s Performance Incentive Plan (“IPI”), a cash incentive compensation program, with the fiscal year beginning August 1, 2005 and ending July 31, 2006 (Intuit’s 2006 fiscal year). Payouts under the IPI are tied to the achievements of Intuit and individual performance and are made to individuals who are employed on the date the IPI payment is made. IPI payments are made once a year in late August or September in accordance with the terms and conditions outlined in the IPI plan document. Your target percentage under the IPI for Intuit’s 2006 fiscal year will be 60% of your base salary. Provided you are employed on the day Intuit pays out the 2006 fiscal year IPI awards, you will be paid a minimum IPI award of $300,000 for the 2006 fiscal year (100% of your IPI target bonus for fiscal 2006). IPI payments are made after reduction for required and customary income and payroll tax withholdings.

ONE-YEAR ANNIVERSARY BONUS
Provided you remain employed through your one-year anniversary of employment with Intuit, you will be paid an additional $170,000 bonus within thirty days following your first anniversary of employment. If you terminate employment before your one-year anniversary you will not be entitled to any part of this bonus. The bonus will be paid to you after deduction of required federal and state income and payroll tax withholding. In the event that you resign within twelve months prior to your second anniversary of employment with Intuit, you agree to repay a prorated portion of this bonus back to Intuit. To determine the amount to be repaid, Intuit will take $170,000 and reduce it by one-twelfth for every complete month of service after your one year anniversary of your Start Date.

EQUITY
Subject to approval by the Compensation and Organizational Development Committee of Intuit’s Board of Directors or its designee, you will be granted a nonqualified stock option to purchase 100,000 shares of Common Stock of Intuit Inc. These options will be granted to you in the month following your Start Date — generally Intuit grants options to its newly hired employees on the seventh business day of the month following the employee’s date of hire. The exercise price per share will be equal to the closing price of Intuit’s Common Stock on the Nasdaq National Market on the date of grant. If, however, that is not a trading day, the exercise price per share will be the closing price on the last trading day preceding the date of grant. The options will be subject to the terms of the Intuit Inc. 2005 Equity Incentive Plan. The options will vest over three years as to 33-1/3% of the option shares twelve months from your Start Date, and as to an additional 2.778% of the option shares monthly thereafter for the next two years, provided you remain employed on the vesting date. The option will have a maximum term of seven years.

SEPARATION BENEFITS
In the event of your involuntary termination without Cause, you will be entitled to a single lump sum severance payment equal to six month’s of your then current base salary (less applicable deductions and withholdings) payable within twenty-one business days following the date which you return to Intuit a signed valid and binding release agreement that is acceptable to Intuit.

In the event of your voluntary termination or termination for Cause, you will not be entitled to any portion of the above separation benefit.

For purposes of these separation benefits, the following shall constitute Cause for termination: (i) you have been convicted of a misdemeanor that involves moral turpitude or the embezzlement of property of Intuit or one of its affiliates; (ii) you have been convicted of a felony under the laws of the United States or any state thereof; (iii) your willful misconduct in the performance of your duties as an Intuit employee; (iv) your gross negligence in the performance of your duties as an Intuit employee; or (v) you have failed to follow the lawful instructions of your manager or company policy relating to an activity within the scope of your duties. In order for a condition identified in (iv) or (v) to constitute Cause, Intuit shall first have provided you with (A) at least 30 days’ written notice of the alleged actions setting forth with specificity the events or failures complained of and (B) an opportunity to remedy to the reasonable satisfaction of your manager such condition within such 30 day period and you shall have failed to remedy such condition.]

SHARE OWNERSHIP AND MATCHING UNIT PROGRAM
As a Senior Vice President you will participate in Intuit’s Share Ownership and Matching Unit Program. Under this program, you will have three years following your Start Date in which to acquire and hold a minimum of 3,000 shares of Intuit stock. To provide you with an incentive to acquire Intuit stock under this Program, Intuit will award you one matching unit for every two shares of Intuit stock you buy, up to a maximum of 1,500 matching units. The matching units will not count toward the 3,000 share ownership requirement.

Each matching unit will be equal to one share of Intuit stock and will be subject to a 4-year cliff-vesting schedule. Vesting will accelerate if certain events occur, such as your death, disability or retirement. You will forfeit the matching units if you sell, gift or otherwise transfer the shares you purchased for the matching units. Intuit will issue you the shares after you vest in your matching units. Intuit will issue you the net number of shares after mandatory withholding taxes.

INSURANCE
You will be eligible to participate in Intuit’s group health, life and dental insurance plans. If your Start Date is before July 31, 2005, your benefits will be effective on the first day of the month coincident with or following your Start Date. If your Start Date is after July 31, 2005, your benefits will be effective on your Start Date.

VACATION
You will accrue four weeks of vacation in your first year of employment.

SICK DAYS
You will be granted 40 hours of sick leave each calendar year. Your sick leave will accrue at the rate of 1.54 hours per pay period (bi-weekly).

PERFORMANCE/SALARY REVIEWS
Performance and salary reviews are conducted at least once per fiscal year. Your first salary review will be conducted in connection with your performance review for the fiscal year ending July 31, 2006.

BACKGROUND CHECK
This offer, and your employment, is also contingent on Intuit’s verification of background information, even if you should begin employment before completion of Intuit’s background check.

CONFIDENTIALITY
This letter confirms our understanding that you are not subject to any employment agreement or any other agreement that would preclude us from offering this position to you or you joining our organization. This also confirms that you will not be asked to disclose to us or utilize any confidential or proprietary information from your prior places of employment, and that you understand that you must not do so.

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT
You will execute and abide by Intuit’s Employee Invention Assignment and Confidentiality Agreement, attached hereto as Exhibit A, as a condition of employment.

WORK AUTHORIZATION
Federal law requires Intuit to document an employee’s authorization to work in the United States. To comply, Intuit must have a completed Form I-9 for you within three business days of your Start Date. You agree to provide Intuit with documentation required by the Form I-9 to confirm you are authorized to work in the United States. You understand and agree that if you do not comply with this requirement by close of business on the third business day following your Start Date, you will be placed on unpaid leave for up to five days to comply. You further understand and agree that failure to provide the necessary documentation by the end of the leave of absence period will result in termination of employment.

This letter also confirms the understanding that employment at Intuit is at the mutual consent of you and Intuit, and is at-will in nature and can be terminated at anytime for any reason or no reason by yourself or Intuit. This at-will employment relationship can only be modified in writing signed by Intuit’s Senior Vice President of Human Resources.

This letter constitutes the entire agreement between you and Intuit and supersedes any and all prior agreements between the parties regarding employment.

Please review these terms and make sure they are consistent with your understanding. If so, please sign and date both copies of this letter and confirm your planned start date. The original of this letter is for your records. Please return the copy via fax to Brenda Isely at 650-944-3655.

If you have any questions about this offer, please feel free to contact Michael McNeal at (650) 944-2680.

We look forward to you joining the Intuit team.

Sincerely,

/s/ Steve Bennett

Steve Bennett
President & CEO

AGREED AND ACCEPTED:

/s/ Alexander M. Lintner	June 29, 2005
Alexander M. Lintner	Date

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